NEWS RELEASE
For Immediate Release	Contact: Investor Relations
(206) 298-2909

EMERITUS TO PARTICIPATE IN BLACKSTONE OFFER TO ACQUIRE 148 SENIOR LIVING COMMUNITIES

SEATTLE, WA, September 15, 2009 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s care services to seniors, today announced that it has been selected by Blackstone Real Estate Advisors (“BREA”) as manager in conjunction with BREA’s preliminary agreement to acquire approximately 148 communities currently operated by Sunwest Management (“Sunwest”).

BREA has executed a preliminary agreement with Sunwest, a Salem, Oregon-based operator of senior living communities, to acquire communities emerging from bankruptcy for a cash investment and assumption of secured debt by an entity comprised of affiliates of BREA and Columbia Pacific Management, Inc., (“Columbia Pacific”) an entity controlled by Dan Baty, Chairman and Co-CEO of Emeritus.  Under the terms of the proposal, Emeritus would be appointed as manager of the portfolio.  Emeritus will also have the option to invest up to 10% of the equity in the joint venture entity along with BREA and Columbia Pacific.

This preliminary agreement is subject to a number of contingencies, including a due diligence process and bankruptcy court approvals.  The Company will provide additional information when definitive agreements are finalized.

ABOUT THE COMPANY
Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 309 communities in 36 states representing capacity for approximately 27,200 units and approximately 32,400 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation; and  uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008.